EXHIBIT 5.1

February 17, 2016

RiceBran Technologies
6720 N. Scottsdale Road, Suite #390
Scottsdale, AZ 85253

RE: Prospectus Supplement on Registration Statement on Form S-3 (Registration No. 333-196541)

Ladies and Gentlemen:

We have acted as counsel to RiceBran Technologies, a California corporation (the "Company"), in connection with: (i) preparing and filing with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-3 (File No. 333-196541) (such registration statement as amended or supplemented from time to time, the “Registration Statement”), as declared effective on June 17, 2014, and the prospectus of the Company included in the Registration Statement (the “Base Prospectus”); and (ii) preparing and filing a preliminary prospectus supplement to the Base Prospectus, dated February 17, 2016 (the “Prospectus Supplement”), pertaining to the issuance and sale by the Company of up 3,000 shares of Series F Convertible Preferred Stock (“Preferred Stock”). We understand that the Preferred Stock are to be offered and sold in the manner set forth in the Securities Purchase Agreement entered into by the Company with the purchases and named in the signature pages thereto (the “Securities Purchase Agreement”).

For the purpose of rendering this opinion, we examined originals or copies of such documents as deemed to be relevant. In conducting our examination, we assumed, without investigation, the genuineness of all signatures, the correctness of all certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such copies, and the accuracy and completeness of all records made available to us by the Company. In addition, in rendering this opinion, we assumed that the Common Stock, Warrants and Warrant Shares will be offered in the manner and on the terms identified or referred to in the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement, including all supplements and amendments thereto.

Our opinion is limited solely to matters set forth herein. The law covered by the opinions expressed herein is limited to the federal law of the United States, the law applicable to contracts and corporations of the State of California.

Based upon and subject to the foregoing, after giving due regard to such issues of law as we deemed relevant, and assuming that the Registration Statement remains effective, and the Base Prospectus and Prospectus Supplement delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act throughout all periods relevant to the opinion, we are of the opinion that the Preferred Stock has been duly authorized for issuance and, when issued, delivered and paid for in accordance with in accordance with and in the manner described in the Registration Statement, the Base Prospectus and Prospectus Supplement, the Preferred Stock will be validly issued, fully paid and nonassessable.

February 17, 2016

We hereby consent in writing to the use of our opinion as an exhibit to the Registration Statement, Base Prospectus, and Prospectus Supplement. By giving such consent, we do not thereby admit that we come within the category of persons where consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Sincerely,

/s/ weintraub|tobin

Weintraub Tobin Chediak Coleman Grodin